Exhibit 10.123

A COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

Between

BioDelivery Sciences International Inc

2501 Aerial Center Parkway, Suite 205

Morrisville, NC 27560

(Cooperator)

and

Walter Reed Army Institute of Research

503 Robert Grant Avenue

Silver Spring, MD 20910-7500

(Laboratory)

Article 1. Background

1.00 This Agreement is entered into under the authority of the Federal Technology Transfer Act of 1986, 15 U.S.C. 3710a, et seq., between the Cooperator and the Laboratory, the parties to this Agreement.

1.01 Laboratory, on behalf of the U.S. Government, and Cooperator desire to cooperate in research and development on “Evaluation of the cochleate technology to deliver non orally bioavailable drugs via the oral route in the treatment diseases like malaria and leishmaniasis” according to the attached Scope of Work described in Appendix A hereto (the “SOW”).

NOW, THEREFORE, the parties agree as follows:

Article 2. Definitions

2.00 The following terms are defined for this Agreement as follows:

2.01 “Agreement” means this cooperative research and development agreement.

2.02 “Invention” and “Made” have the meanings set forth in Title 15 U.S.C. Section 3703(9) and (10).

2.03 “Proprietary Information” means information marked with a proprietary legend or otherwise identified in writing by a party (or orally identified, provided that written confirmation be promptly provided) which embodies trade secrets developed at private expense or which is confidential business or financial information, provided that such information:

(i) is not generally known, or which becomes generally known or available during the period of this Agreement from other sources without obligations concerning their confidentiality;

(ii) has not been made available by the owners to others without obligation concerning its confidentiality;

(iii) is not already available to the receiving party without obligation concerning its confidentiality; and

(iv) is not independently developed by or on behalf of the receiving party, without reliance on the information received hereunder.

2.04 “Subject Data” means all recorded information first produced in the performance of this Agreement.

2.05 “Subject Invention” means any Invention Made as a consequence of, or in relation to, the performance of work under this Agreement.

Article 3. Research Scope and Administration

3.00 Scope of Work. Research performed under this Agreement shall be performed in accordance with the SOW incorporated as a part of this Agreement at Appendix A. It is agreed that any descriptions, statements, or specifications in the SOW shall be interpreted as goals and objectives of the services to be provided under this Agreement and not requirements or warranties. Laboratory and Cooperator will endeavor to achieve the goals and objectives of such services; however, each party acknowledges that such goals and objectives, or any anticipated schedule of performance, may not be achieved.

3.01 Review of Work. Periodic conferences shall be held between the parties for the purpose of reviewing the progress of work. It is understood that the nature of this research is such that completion within the period of performance specified, or within the limits of financial support allocated, cannot be guaranteed. Accordingly, all research will be performed in good faith.

3.02 Principal Investigator. Any work required by the Laboratory under the SOW will be performed under the supervision of COL Alan Magill, Division Director, Division of Experimental Therapeutics, Walter Reed Army Institute of Research, 503 Robert Grant Avenue, Silver Spring, Maryland 20910-7500: Phone: 301-319-9959; Email: Alan.Magill@us.army.mil who, as co-principal investigator has responsibility for the scientific and technical conduct of this project on behalf of the Laboratory. Any work required by the Cooperator under the SOW will be performed under the supervision of Dr. Raphael J. Mannino, Chief Scientific Officer and Executive Vice President, BioDelivery Sciences International, Inc, 4 Bruce Street, Newark, New Jersey 07103; Phone: 973-972-8018; Email rjmannino@bdsinternational.com who, as co-principal investigator has responsibility for the scientific and technical conduct of this project on behalf of the Cooperator.

3.03 Scope Change. If at any time the co-principal investigators mutually determine that the research data dictates a substantial change in the direction of the work, the parties shall make a good faith effort to agree on any necessary change to the SOW and make the change by written notice to the address listed in section 12.07 Notices.

3.04 Final Report. The parties shall prepare a final report of the results of this project within six months after completing the SOW.

Article 4. Ownership and Use of Physical Property

4.01 Ownership of Materials or Equipment. All materials or equipment (“Materials”) developed or acquired under this Agreement by the parties shall be the property of the party which developed or acquired the property, except that government equipment provided by Laboratory (1) which through mixed funding or mixed development must be integrated into a larger system, or (2) which though normal use at the termination of the Agreement has a salvage value that is less than the return shipping costs, shall become the property of Cooperator.

4.02 Use of Provided Materials. Both parties agree that any Materials and/or Proprietary Information relating to them which were provided by one party to the other party will be used for research purposes only. The Materials and/or Proprietary Information shall not be sold, offered for sale, used for commercial purposes, or be furnished to any other party without advance written approval from the providing party’s official signing this Agreement or from another official to whom the authority has been delegated, and any use or furnishing of material shall be subject to the restrictions and obligations imposed by this Agreement.

4.03 Laboratory Chemical Inventory System (CIS) The Materials and/or Proprietary Information received from Cooperator and data derived as a result of this collaboration will be entered into an access limited, password-protected Chemical Inventory System (CIS) database that is maintained within the Division of Experimental Therapeutics at Recipient Laboratory. The database permits the Division of Experimental Therapeutics at the Laboratory to screen all chemical structures within CIS for their potential utility in the diagnosis, prevention or treatment of diseases. The Cooperator’s Material (s) and/or Proprietary Information received under this Agreement will be included within the CIS, will be retained therein and, if the Cooperator does not inform the Laboratory that the materials should be returned to the Cooperator at the time of expiration of this Agreement, may be subject to in silico screening that may be outside the use addressed in the SOW and/or may take place beyond the expiration date of this Agreement. Laboratory will promptly notify Collaborator if screening identifies a potential new use for a Cooperator’s Material(s) and/or Proprietary Information.

4.04 Retention of Information entered into the CIS. If screening of Cooperator’s Material(s) and/or Proprietary Information via the CIS was initiated by a third party, and such screening identifies one of the Cooperator’s Material(s) that is proprietary or identifies Proprietary Information of the Cooperator, then Laboratory will inform Cooperator of the nature of the Material(s) and/or Proprietary Information (including, as applicable, the chemical structure of the compound of interest) and the reason for which it was screened. If Cooperator expresses interest in future collaboration on the compound, the Laboratory will also notify third party of interest of the Cooperator. In such cases, Cooperator, Laboratory and the third party will determine a mechanism to exchange information related the compound and the screen.

Article 5. Financial Obligation

5.00 Funding. The parties shall each be individually responsible for funding its own respective researchers throughout this Agreement, including laboratory facilities, salaries, overhead and indirect costs, etc. Each party may determine at its own discretion, the amount of resources, personnel, materials or funds it will devote to the work under this Agreement.

5.01 Expenses. The parties shall each be individually responsible for expenses incurred by their respective researchers. Neither party shall be liable or obligated to any third party contractual agreement undertaken by the other party.

Article 6. Patent Rights

6.00 Reporting. The parties shall promptly report to each other all Subject Inventions reported to either party by its employees. All Subject Inventions Made during the performance of this Agreement shall be listed in the Final Report required by this Agreement.

6.01 Cooperator Employee Inventions. Laboratory waives any ownership rights the U.S. Government may have in Subject Inventions Made by Cooperator employees and agrees that Cooperator shall have the option to retain title in Subject Inventions Made by Cooperator employees. Cooperator shall notify Laboratory promptly upon making this election and agrees to timely file patent applications on Cooperator’s Subject Invention at its own expense. Cooperator agrees to grant to the U.S. Government on Cooperator’s Subject Inventions a nonexclusive, nontransferable, irrevocable, paid-up license in the patents covering a Subject Invention, to practice or have practiced, throughout the world by, or on behalf of the U.S. Government. The nonexclusive license shall be evidenced by a confirmatory license agreement prepared by Cooperator in a form satisfactory to Laboratory.

6.02 Laboratory Employee Inventions. Laboratory shall have the initial option to retain title to, and file patent application on, each Subject Invention Made by its employees. The Laboratory agrees to grant an exclusive license to any Subject Invention Made by its employees under this Agreement to which it has ownership to the Cooperator in accordance with Title 15 U.S. Code Section 3710a, on terms negotiated in good faith. Any invention arising under this Agreement is subject to the retention by the U.S. Government of nonexclusive, nontransferable, irrevocable, paid-up license to practice, or have practiced, the invention throughout the world by or on behalf of the U.S. Government.

6.03 Joint Inventions. Any Subject Invention patentable under U.S. patent law which is Made jointly by Laboratory employees and Cooperator employees under the SOW shall be jointly owned by the parties. The parties shall discuss together a filing strategy and filing expenses related to the filing of the patent covering the Subject Invention. If a party decides not to retain its ownership rights to a jointly owned Subject Invention, it shall offer to assign such rights to the other party, whereupon, if such offer is accepted, the parties shall negotiate a mutually acceptable assignment agreement.

6.04 Government Contractor Inventions. If Laboratory contractors are used at any time during the term of this Agreement to fulfill Laboratorys’ obligation under this Agreement, the Laboratory will notify the Cooperator in writing prior to initiating work with a contract agency. At that time, Cooperator and Laboratory will determine by modification of this Agreement the mechanism by which the Laboratory will fullfill its obligation to provide an exclusive license on any subject invention to the cooperator.

6.05 Filing of Patent Applications. The party having the right to retain title to, and file patent applications on, a specific Subject Invention may elect not to file patent applications, provided it so advises the other party within 90 days from the date it reports the Subject Invention to the other party. Thereafter, the other party may elect to file patent applications on the Subject Invention and the party initially reporting the Subject Invention agrees to assign its ownership interest in the Subject Invention to the other party subject to the retention by the party assigning ownership of a nonexclusive, irrevocable, paid-up license to practice, or have practiced, the Subject Invention throughout the world.

6.06 Patent Expenses. The expenses attendant to the filing of patent applications shall be borne by the party filing the patent application. Each party shall provide the other party with copies of the patent applications it files on any Subject Invention along with the power to inspect and make copies of all documents retained in the official patent application files by the applicable patent office. The parties agree to reasonably cooperate with each other in the preparation and filing of patent applications resulting from this Agreement.

Article 7. Exclusive License

7.00 Grant. The Laboratory agrees to grant to the Cooperator an exclusive license in each U.S. patent application, and patents issued thereon, covering a Subject Invention, which is filed by the Laboratory subject to the reservation of a nonexclusive, nontransferable, irrevocable, paid-up license to practice and have practiced the Subject Invention on behalf of the United States.

7.01 Exclusive License Terms. The Cooperator shall elect or decline to exercise its right to acquire an exclusive license to any Subject Invention within six months of being informed by the Laboratory of the Subject Invention. The specific royalty rate and other terms of license shall be negotiated promptly in good faith and in conformance with the laws of the United States.

Article 8. Background Patent(s)

8.00 Laboratory Background Patent(s): Laboratory has filed patent application(s), or is the assignee of issued patent(s), listed below which contain(s) claims that are related to research contemplated under this Agreement. No license(s) to this/these patent applications or issue patents is/are granted under this Agreement, and this/these application(s) and any continuations to it/them are specifically excluded from the definitions of “Subject Invention” contained in this Agreement:

U.S. Patent No. 6,284,772, Issued: September 04, 2001, Indolo[2,1-B] quinazole-6, 12-dione antimalarial compounds and methods of treating malaria therewith, Inventors: Pitzer, Kevin K.; Scovill, John P.; Kyle, Dennis E.; Gerena, Lucia.

U. S. Patent No. 6,531,487, Issued: March 11, 2003, Indolo[2,1-B] quinazole-6, 12-dione antimalarial compounds and methods of treating malaria therewith, Inventors: Pitzer, Kevin K.; Scovill, John P.; Kyle, Dennis E.; Gerena, Lucia.

Patent Application filed November 19, 2004. US Utility serial number 10/992,363; PCT serial number PCT/US04/38909. 2-Guanindinylimidzaolideinedione Compounds making and use thereof. Lin, Ai J., Zhang, Quan, Guan, Jian, and Milhous, Wilbur.

8.01 Cooperator Background Patent(s): Cooperator has filed patent applications, or is the assignee of, or otherwise owns or has a license or other interest in, the issued patents listed below which contain claims that are related to research contemplated under this Agreement. No licenses to these patent applications or issued patents are granted under this Agreement, and these patents, patent applications and any continuations to them are specifically excluded from the definitions of “Subject Invention” contained in this Agreement:

Cochleate Intellectual Property Portfolio – US Patents and Applications

US Issued:

US6592894 Hydrogel-isolated cochleate formulations, process of preparation and their use for the delivery of biologically relevant molecules 2003-07-15

US6340591 Integrative protein-DNA cochleate formulations and methods for transforming cells 2002-01-22

US6165502 Protein-lipid vesicles and autogenous vaccine comprising the same 2000-12-26

US6153217 Nanocochleate formulations, process of preparation and method of delivery of pharmaceutical agents 2000-11-28

US5994318 Cochleate delivery vehicles 1999-11-30

US5840707 Stabilizing and delivery means of biological molecules 1998-11-24

US5834015 Protein-lipid vesicles and autogenous vaccine comprising the same 1998-11-10

US5643574 Protein- or peptide-cochleate vaccines and methods of immunizing using the same 1997-07-01

US4871488 Reconstituting viral glycoproteins into large phospholipid vesicles 1989-10-03

US4663161 Liposome methods and compositions 1987-05-05 77%

US Published Applications:

US20050013855A1 Cochleate compositions directed against expression of proteins 2005-01-20

US20050013854A1 Novel encochleation methods, cochleates and methods of use 2005-01-20

US20050008686A1 Cochleate preparations of fragile nutrients 2005-01-13

US20040146551A1 Geodate delivery vehicles 2004-07-29

US20030228355A1 Novel hydrogel-isolated cochleate formulations, process of preparation and their use for the delivery of biologically relevant molecules 2003-12-11

US20020034822A1 Integrative protein-DNA cochleate formulations and methods for transforming cells 2002-03-21

Article 9. Subject Data and Proprietary Information

9.00 Subject Data Ownership. Subject Data shall be jointly owned by the parties. Either party shall have the right to review all Subject Data that has not been delivered to the other party, except to the extent that such Subject Data are subject to a claim of confidentiality or privilege by a third party.

9.01 Proprietary Information/Confidential Information. Each party shall place a proprietary notice on all information it delivers to the other party under this Agreement which it asserts is proprietary. The parties agree that any Proprietary Information or other confidential information furnished by one party to the other party under this Agreement, or in contemplation of this Agreement, shall be used, reproduced and disclosed by the receiving party only for the purpose of carrying out the research contemplated by this Agreement and for no other purpose, and shall not be released by the receiving party to third parties unless consent to such release is obtained from the providing party.

9.02 Army limited-access database. Notwithstanding anything to the contrary in this Article, the existence of established CRADAs specifying areas of research and their total dollar amounts may be documented on limited access, password-protected websites of the U.S. Army Medical Research and Materiel Command (the parent organization of Laboratory), to provide the Command’s leadership with a complete picture of military research efforts.

9.03 Laboratory Contractors. Cooperator acknowledges and agrees to allow Laboratory’s disclosure of Cooperator’s proprietary information to Laboratory’s Contractors for the purposes of carrying out this Agreement. Laboratory agrees that it has or will ensure that its Contractors are under written obligation not to disclose Cooperator’s Proprietary Information or other confidential information, except as required by law or court order, before Contractor employees have access to Cooperators proprietary information under this Agreement.

9.04 Release Restrictions. Laboratory shall have the right to use all Subject Data for any Governmental purpose, but shall not release Subject Data publicly except: (i) Laboratory in reporting on the results of research may publish Subject Data in technical articles and other documents to the extent it determines to be appropriate; and (ii) Laboratory may release Subject Data where release is required by law or court order. The parties agree to confer prior to the publication of Subject Data to assure that no Proprietary Information is released and that patent rights are not jeopardized. Prior to submitting a manuscript for review which contains the results of the research under this Agreement, or prior to publication if no such review is made, each party shall be offered an ample opportunity to review any proposed manuscript and to file patent applications in a timely manner.

9.05 FDA Documents. If this Agreement involves a product regulated by the U.S. Food and Drug Administration (FDA), then the Cooperator or the U.S. Army Medical Research and Materiel Command, as appropriate, may file any required documentation with the FDA. In addition, the parties authorize and consent to allow each other or their contractors or agents access to, or to cross-reference, any documents filed with the FDA related to the product.

Article 10. Termination

10.00 Termination by Mutual Consent. Cooperator and Laboratory may elect to terminate this Agreement, or portions thereof, at any time by mutual consent. Such termination shall be effected in writing.

10.01 Termination by Unilateral Action. Either party may unilaterally terminate this entire Agreement at any time by giving the other party written notice, not less than 30 days prior to the desired termination date.

10.02 Termination Procedures. In the event of termination, the parties shall specify the disposition of all property, patents and other results of work accomplished or in progress, arising from or performed under this Agreement by written notice. Upon receipt of a written termination notice, the parties shall not make any new commitments and shall, to the extent feasible, cancel all outstanding commitments that relate to this Agreement. Notwithstanding any other provision of this Agreement, any exclusive license entered into by the parties relating to this Agreement shall be simultaneously terminated unless the parties agree to retain such exclusive license.

Article 11. Disputes

11.00 Settlement. Any dispute arising under this Agreement which is not disposed of by agreement of the principal investigators shall be submitted jointly to the signatories of this Agreement. A joint decision of the signatories or their designees shall be the disposition of such dispute. However, nothing in this section shall prevent any party from pursuing any and all administrative and/or judicial remedies which may be allowable.

Article 12. Liability

12.00 Property. Neither party shall be responsible for damages to any property provided to, or acquired by, the other party pursuant to this Agreement.

12.01 Cooperator’s Employees. Cooperator agrees to indemnify and hold harmless the U.S. Government for liability of any kind involving an employee of Cooperator arising in connection with this Agreement, and for all liabilities arising out of the use by Cooperator of Laboratory’s research and technical developments, or out of any use, sale or other disposition by Cooperator of products made based on Laboratory’s technical developments, except to the extent the liability is due to the negligence of Laboratory or its employees, contractors, agents or representatives under the provisions of the Federal Torts Claims Act. This provision shall survive termination or expiration of this Agreement.

12.02 No Warranty. The parties make no express or implied warranty pursuant to this Agreement as to any matter whatsoever, including the conditions of the research or any Invention or product, whether tangible or intangible, Made, or developed under this agreement, or the ownership, merchantability, or fitness for a particular purpose of the research or any Invention or product.

Article 13. Miscellaneous

13.00 Governing Law. This Agreement shall be governed by the laws of the United States Government.

13.01 Export Control and Biological Select Agents and Toxins. The obligations of the parties to transfer technology to one or more other parties, provide technical information and reports to one or more other parties, and otherwise perform under this Agreement are contingent upon compliance with applicable United States export control laws and regulations. The transfer of certain technical data and commodities may require a license from a cognizant agency of the United States Government or written assurances by the Parties that the Parties shall not export technical data, computer software, or certain commodities to specified foreign countries without prior approval of an appropriate agency of the United States Government. The parties do not, alone or collectively, represent that a license shall not be required, nor that, if required, it shall be issued. In addition, where applicable, the parties agree to fully comply with all laws, regulations, and guidelines governing biological select agents and toxins.

13.01 Independent Contractors. The relationship of the parties to this Agreement is that of independent contractors and not as agents of each other or as joint venturers or partners.

13.02 Use of Name or Endorsements. (a) The parties shall not use the name of the other party on any product or service which is directly or indirectly related to either this Agreement or any patent license or assignment agreement which implements this Agreement without the prior approval of the other party. (b) By entering into this Agreement, Laboratory does not directly or indirectly endorse any product or service provided, or to be provided, by Cooperator, its successors, assignees, or licensees. Cooperator shall not in any way imply that this Agreement is an endorsement of any such product or service. Press releases or other public releases of information shall be coordinated between the parties prior to release, except that: (i) the Laboratory may release the name of the Cooperator and the title of the research without prior approval from the Cooperator and (ii) Laboratory acknowledges that Cooperator is a publicly-traded company with public disclosure obligations and, therefore, Laboratory shall work expeditiously with Cooperator in connection with any public announcement of this Agreement.

13.03 Survival of Specified Provisions. The rights specified in provisions of this Agreement covering Patent Rights, Subject Data and Proprietary Information, and Liability shall survive the termination or expiration of this Agreement.

13.04 FDA Regulated Products. If this Agreement involves a product regulated by the FDA, then the parties consent and authorize each other and their designated agents or contractors to have access to, and to cross-reference, any documents filed with the FDA relating to the product.

13.05 Notices. All notices pertaining to or required by this Agreement shall be in writing and shall be signed by an authorized representative addressed as follows:

If to Cooperator:	Raphael J. Mannino
Chief Scientific Officer
Executive Vice President
185 S. Orange Ave.
Newark, New Jersey 07103

If to Laboratory:	Director
Walter Reed Army Institute of Research
ATTN: Office of Research and Technology Applications
503 Robert Grant Avenue
Silver Spring, MD 20910-7500

Any party may change such address by notice given to the other in the manner set forth above.

Article 14. Duration of Agreement and Effective Date

14.01 Effective Date. This Agreement shall enter into force as of the date it is signed by the last authorized representative of the parties.

14.02 Expiration Date. This Agreement will automatically expire 3 (Three) years from effective date unless it is revised by written notice and mutual agreement.

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed by their duly authorized representatives as follows:

For the Cooperator:
/s/ Raphael J. Mannino
BioDelivery Sciences International, Inc.
Raphael J. Mannino
Chief Scientific Officer
Executive Vice President
Date	19 May 2006

For the U.S. Government:
/s/ Kenneth A. Bertram
Kenneth A. Bertram
COL, Medical Corps
Commander, Walter Reed Army
Institute of Research
Date	7 June 2006

Cooperative Research and Development Agreement between the Walter Reed Army Institute of Research (Laboratory) and BioDelivery Sciences International, Inc. (Cooperator), Inc.

APPENDIX A

Statement of Work

Title: “Evaluation of the cochleate technology to deliver non orally bioavailable drugs via the oral route in the treatment of diseases like malaria and leishmaniasis”

Background: The mission of the Division of Experimental Therapeutics is to discover and develop new pharmaceutical agents to protect military members from death, disease and injury. This also involves finding better approaches to deliver drugs to the site of action which is the goal of this collaboration.

BioDelivery Sciences International, Inc. (“BioDelivery”) is a specialty pharmaceutical company that is exploiting its licensed and proprietary patented drug delivery technologies to develop clinically-significant new formulations of proven therapeutics. One such proprietary technology is called Bioral® drug delivery technology. Using this technology, selected drugs are encapsulated in a nanocrystalline structure termed a “cochleate” cylinder. All of the components of the cochleate cylinder are naturally occurring substances. It is believed that the cochleate cylinder provides an effective delivery mechanism without forming a chemical bond, or otherwise chemically altering the selected drug.

The goal of the collaboration between Laboratory and BioDelivery is to package drugs that are otherwise not orally bioavailable in a form where they can be orally administered. The WRAIR Division of Experimental Therapeutics has several promising anti-malarial compounds that are not orally bioavailable. These will be sent to BioDelivery to see if their proprietary technology makes them more bioavailable. In addition, one of the lead products from BioDelivery is an orally administered amphotericin B (ampho B) cochleate. Ampho B is a known efficacious drug for the treatment of cutaneous leishmaniasis. The proprietary Ampho B cochleate will be received from BioDelivery and evaluated in both in vitro and in vivo models against leishmanial parasites.

If needed, cochleate formulations of the anti-malarial compounds and Amphotericin B (for treatment of Leishmania) may be prepared by BioDelivery for an IV route of administration, as well as for cutaneous and intransasal administration. These products would further progress toward current MIDRP program goals related to the development of new pharmaceutical agents for the treatment of infectious diseases such as malaria and leishmaniasis.

Laboratory Agrees to:

1. Laboratory will provide sufficient quantities of selected anti-malarial drugs to BioDelivery for formulation into BioDelivery’s proprietary cochleate/nanocochleate drug delivery system. The antimalarials that will be sent to the company include compounds classified as typtanthrins and imidazolidinediones.

2. Evaluate BioDelivery’s proprietary product called Bioral® Amphotericin B a BALB/C model of L. major. The Leishmaniasis work will be done in a limited number of mouse tests.

3. Evaluate in an animal malaria model the antimalarial drugs that BioDelivery formulated into their proprietary delivery technology.

4. Provide to BioDelivery the results of testing of the newly formulated antimalarials and Amphotericin B.

Cooperator Agrees to:

1. Incorporate anti-malarial drugs into the BioDelivery’s Cochleate/Nanocochleate Drug Delivery system and return formulated drugs to Laboratory for evaluation in animal models.

2. Provide to Laboratory sufficient quantities of Bioral® Amphotericin B for evaluation against Leishmaniais in animal studies as described above in number 2.

From time to time, WRAIR personnel may work at BioDelivery International Inc. laboratories and BioDelivery International Inc. personnel may work at WRAIR laboratories as necessary to accomplish the goals of this research collaboration.